Exhibit 5.1

June 20, 2012

Gastar Exploration Ltd.

1331 Lamar Street, Suite 650

Houston, Texas 77010

Ladies and Gentlemen:

Re:	Gastar Exploration Ltd. (the “Gastar”)

1.     INTRODUCTION

1.1     We have acted as agent counsel in the Province of Alberta to Gastar in connection with a Registration Statement on Form S-8 (the “Registration Statement”) of Gastar relating to the registration of up to an additional 5,000,000 common shares (“Shares”) of Gastar that may be issued upon the exercise of incentive stock options (“Options”) granted under Gastar’s 2006 Long-Term Stock Incentive Plan, as amended (the “Plan”).

2.     EXAMINATION OF DOCUMENTS

2.1     In our representation of Gastar, we have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, documents and records as we considered necessary or relevant for purposes of the opinion expressed below, including a certificate of an officer of Gastar dated as of June 20, 2012 with respect to its constating documents, directors’ resolutions, shareholders’ resolutions, the Plan and certain factual matters (the “Officer’s Certificate”). As to matters of fact material to the opinion hereinafter expressed, we have relied solely and without independent verification upon such Officer’s Certificate.

3.     ASSUMPTIONS

3.1     In making such examinations, we have assumed:

(a)	the genuineness of all signatures and the legal capacity at all relevant times of individuals signing any documents; and

(b)	the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied, electronic or photocopied copies and the truthfulness and accuracy of the corporate records of Gastar and of the matters set forth in the Officer’s Certificate.

3.2     For the purposes of our opinion hereinafter expressed, we have also assumed that:

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(a)	at all relevant times no order having the effect of ceasing or suspending the distribution or issuance of the Shares or any other securities of Gastar will have been issued by any securities regulatory authority and no proceedings for that purpose will have been instituted or will be pending or contemplated; and

(b)	all Shares will be issued and delivered in accordance with Options duly granted by the board of directors of Gastar in accordance with the Plan.

3.3     For the purposes of the opinion hereinafter expressed, we express no opinion as to the requirements of or any filings with any stock exchange on which the Shares or any other securities of Gastar may be (or may intend to be) listed and posted for trading or the requirements of any agreement or undertaking to which Gastar is party or by which it may be bound.

4.     LAWS ADDRESSED

4.1     The opinion expressed herein is limited solely to laws of the Province of Alberta and the federal laws of Canada applicable therein.

5.     OPINION

5.1     Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that when the Shares have been issued and delivered in accordance with the terms of the Plan, the Options and the option agreements related thereto, including payment to and receipt by Gastar of the exercise price for such Shares, the Shares will be validly issued, fully paid and non-assessable.

6.     RELIANCE LIMITATION

6.1     This opinion is furnished solely for the benefit of the addressees hereof and is not to be quoted in whole or in part or otherwise referred to or disclosed to any other Person or in any other transaction, except that we hereby consent to the filing of this opinion as an Exhibit to the Registration Statement with the United States Securities and Exchange Commission. This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise you of a change in law or fact affecting or bearing upon the opinion rendered herein occurring after the date hereof which may come or be brought to our attention.

Yours very truly,

/s/ Burnet, Duckworth & Palmer LLP